Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NATIONAL HOLDINGS CORPORATION", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF APRIL, A.D. 2011, AT 6:13 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W Bullock, Secretary of State

2667877 8100

AUTHENTICATION: 8704314

110428244

DATE: 04-19-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:53 PM 04/18/2011
FILED 06:13 PM 04/18/2011
SRV 110428244 - 2667877 FILE

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

NATIONAL HOLDINGS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, National Holdings Corporation (the "Corporation"), a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

1. The first sentence of the Fourth paragraph of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the follows:

> "The total number of shares of all classes of stock which the corporation has authority to issue is One Hundred Sixty Million (160,000,000) shares, consisting of two classes: One Hundred Fifty Million (150,000,000) shares of Common Stock, $0.02 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock")."

2. The foregoing amendment was effected pursuant to a resolution of the Board of Directors of the Corporation.

3. Thereafter, pursuant to a resolution by the Board of Directors, said amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL, and the necessary number of shares as required by statute were voted in favor of the amendment. Accordingly, said proposed amendment has been duly adopted in accordance with Section 242 of the DGCL.

Dated: April 15, 2011

By: s/ Leonard Sokolow
Leonard Sokolow
President